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                                                                     EXHIBIT 4.3


                                                                  EXECUTION COPY



                       SUBSCRIPTION AND OPTION AGREEMENT




This Subscription and Option Agreement (hereinafter the "Agreement") is entered into in the City of Sao Paulo on this 20th of January, 2003, by and among the following parties (hereinafter the "Parties"):

(I) AUREA Administracao e Participacoes S.A., a Brazilian corporation with head offices at Avendida Dom Jaime de Barros Camara 300, room 08 - Bairro Planalto, in the City of Sao Bernardo do Campo, State of Sao Paulo, enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under no. 00.362.938/0001-51, herein represented by its duly authorized representatives (hereinafter "AUREA");

(II) BSSF Air Holdings Ltd., a limited company organized in accordance with the laws of the Cayman Islands, with head offices at Ugland House, South Church Street, P.O. BOX 309 GT, George Town, Grand Cayman, herein represented by its duly authorized representatives (hereinafter "BSSF"); and

(III) BSSF II Holdings Ltd., a Brazilian limited liability company with head offices at Avenida Beira Mar 406 - suite 704, part, in the City and State of Rio de Janeiro, enrolled with the CNPJ/MF under no. 05.455.292/0001-70, herein represented by its duly authorized representatives (hereinafter "BSSF II"); and, in the condition of consenting party;

(IV) GOL Transportes Aereos S.A., a Brazilian corporation with head offices at Rua Tamoios, 246 - Jardim Aeroporto, in the City and State of Sao Paulo, enrolled with the CNPJ/MF under no. 04.020.028/0001-41, herein represented by its duly authorized representatives (hereinafter "GOL");

WHEREAS, GOL is a Brazilian airline company whose main purpose is to explore regular and non-regular (chartered) air transportation services of passengers and cargo in general, including (but not limited to) packages and shipments (hereinafter the "Business"), subject to the rules and regulations enacted by the Brazilian Aviation Authority ("DAC");

WHEREAS, AUREA, except for five common shares that Messrs. Constantino de Oliveira, Constantino de Oliveira Jr., Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino hold, owns 100% of all the issued and outstanding shares of the fully paid-in capital stock of GOL;

WHEREAS, BSSF and BSSF II wish to subscribe and pay for newly issued shares of GOL and AUREA agrees to waive its preemptive rights to such subscription;


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WHEREAS, AUREA, BSSF, BSSF II and GOL shall cooperate to structure the investment described above to make possible the exit of BSSF and BSSF II from such investment, including (but not limited to) in a future public offering of GOL's shares;

WHEREAS, GOL shall comply with at least the minimum standards of corporate governance required by the Bolsa de Valores de Sao Paulo - BOVESPA and the New York Stock Exchange - NYSE as BSSF reasonably determines is necessary to allow for a successful offering of GOL's securities;

NOW THEREFORE, the Parties have agreed upon the following:


Clause 1 - Purpose

1.1 This agreement contains the terms and conditions relating to an investment in which: (i) BSSF II shall pay-in, on the Closing Date, the amount of R$93,203,037.47 as consideration for 7,675,748 class A preferred shares of GOL, representing 12.73% of GOL's total capital stock (hereinafter the "BSSF II Preferred A Stock"), subject to the adjustment provided for in Section 4.7;
(ii) BSSF shall pay-in, on the Closing Date, the amount of R$996,600.00 as consideration for 2,699,252 class A preferred shares of GOL, representing 4.48% of GOL's total capital stock (hereinafter the "BSSF Preferred A Stock") and 8,408,209 class B preferred shares of GOL, representing 13.95% of GOL's total capital stock (hereinafter the "BSSF Preferred B Stock" and, together with the BSSF Preferred A Stock, the "BSSF Stock"), subject to the adjustment provided for in Section 4.7; and (iii) BSSF shall grant an option to AUREA to acquire all or part of the BSSF Preferred A Stock and the BSSF Preferred B Stock according to the provisions of Clause 4.

     1.1.1. The class A preferred shares of GOL shall have voting rights and shall be immediately convertible into common shares, on a share per share basis, as defined in GOL's by-laws, upon notice, at anytime, to GOL, which shall promptly make the corresponding entries in its share registry book (Livro de Registro de Acoes Nominativas) or, in the case of book entry shares, instruct its custodian agent (Instituicao Depositaria) to do so.

     1.1.2. Each percentage measure in this Section 1.1 shall be as of the Closing Date after giving effect to the issuances described in this Section 1.1.

1.2 The Parties hereby agree that the total amount to be paid-in by BSSF and BSSF II on the Closing Date shall be the equivalent in Brazilian currency to US$26,000,000.00 at the exchange rate at which BSSF purchases the Brazilian currency from the commercial market (the "Conversion Date") at anytime prior to or on the Closing Date. For this purpose, immediately after such purchase of Brazilian currency by BSSF, but no later than the Closing Date, the total amount of R$90,000,000.00, the percentages participation and the quantity of shares provided for in Section 1.1 and all other references throughout this Agreement, including but not limited to the percentages in Attachment 4.7, shall be amended and conformed to reflect the equivalent in Brazilian currency to

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US$26,000,000.00. In addition, the Parties shall take all necessary corporate actions and request all necessary approval, as the case may be, to effect the adjustments in accordance with this Section 1.2.


Clause 2 - Conditions Precedent to Closing

2.1 Before the Closing Date, the shareholders of GOL shall hold two extraordinary shareholders meetings, in which the following shall be resolved:

      (a) the capital increase of GOL in the amount of R$1,000,000.00 for the issuance of the BSSF Stock, which shall be subscribed by BSSF; and

      (b) the capital increase of GOL in the amount of R$89,000,000.00 for the issuance of the BSSF II Preferred A Stock, which shall be subscribed by BSSF II.

2.2 On or before the Closing Date, AUREA shall obtain DAC's approval to the subscription of the BSSF II Preferred A Stock, the BSSF Preferred A Stock and the BSSF Preferred B Stock by BSSF II and BSSF, according to the terms provided for in this Agreement and the amended By-laws of GOL, which shall be substantially in the form of Schedule 2.2 attached hereto.

Clause 3 - Closing Date

3.1  On the Closing Date, the following shall take place:

      (i) BSSF II shall pay in R$89,000,000.00 in immediately available funds to a bank account of GOL, as consideration for the issuance by GOL of the BSSF II Preferred A Stock;

      (ii) BSSF shall pay-in R$1,000,000.00 in immediately available funds to a bank account of GOL, as consideration for the issuance by GOL of the BSSF Preferred A Stock and the BSSF Preferred B Stock;

      (iii) AUREA shall cause GOL and GOL shall promptly make entries in its share registry book (Livro de Registro de Acoes Nominativus) corresponding to the foregoing share issuances or, in the case of book entry shares, instruct its custodian agent (Instituicao Depositaria) to do so; and

      (iv) AUREA and all of its shareholders, BSSF, BSSF II and GOL shall execute a Shareholders' Agreement which shall be substantially in the form of Schedule 3.1(iv) attached hereto (the "Shareholders' Agreement").

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3.2.   The Closing Date shall be within 10 business days from the date of the
DAC approval provided for in Section 2.2. above, provided all the other conditions precedent have been met.


Clause 4 - Performance Adjustment, Net Debt Adjustment, and Option to Buy Stock

4.1. The Parties have agreed that the final percentage of participation of BSSF in GOL shall depend on the actual performance of GOL (as measured by GOL's Adjusted EBITDA (ad defined below) during the fiscal years of 2002 and 2003 (the "Performance Adjustment"). For the sake of clarity, the participation of BSSF II in GOL is not dependent upon the performance of GOL. The Parties have further agreed that the final percentage of participation of BSSF and BSSF II in GOL shall depend upon the Net Debt.

4.2. On the Closing Date, and in order to implement the Performance Adjustment, BSSF shall grant to AUREA an irrevocable and irreversible option (hereinafter the "AUREA Option I") to purchase all or part of the BSSF Preferred A Stock and the BSSF Preferred B Stock at the aggregate price of R$1.00, free from any Liens or Restrictions.

4.3.  The AUREA Option I shall operate as follows:

      (i) if the sum of GOL's Adjusted EBITDA for the fiscal years of 2002 and 2003 does not exceed R$150,000,000.00, AUREA shall not have the right to acquire any BSSF Stock;

      (ii) if the sum of GOL's Adjusted EBITDA for the fiscal years of 2002 and 2003 is an amount between R$150,000,001.00 and R$220,000,000.00, then for each R$1,000,000.00 by which GOL's Adjusted EBITDA is higher than R$150,000,000.00, BSSF shall be required to transfer to AUREA the number of shares of BSSF Stock necessary to reduce BSSF's percentage ownership of the total capital stock of GOL by the B Percentage as defined in Attachment 4.7;

      (iii) if the sum of GOL's Adjusted EBITDA for the fiscal years of 2002 and 2003 is an amount between R$220,000,001.00 and R$230,000,000.00, then BSSF and BSSF II shall be entitled to a total participation in GOL equivalent to the Y Percentage as defined in Attachment 4.7, so that BSSF shall be required to transfer to AUREA shares of BSSF Stock representing the B Percentage as defined in Attachment 4.7 of the total capital stock of GOL;

      (iv) if the sum of GOL's Adjusted EBITDA for the fiscal years of 2002 and 2003 is an amount between R$230,000,001.00 and R$290,000,000.00, then BSSF shall be required to transfer to AUREA (a) shares of BSSF Stock representing the B Percentage as defined in Attachment 4.7 of the total capital stock of GOL, and (b) for each R$1,000,000.00 by which GOL's Adjusted EBITDA is higher than R$230,000,000.00, the number of shares of BSSF Preferred A Stock necessary to reduce BSSF's percentage ownership of the total capital stock of GOL by the C

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       Percentage as defined in Attachment 4.7; and

       (v) if the sum or GOL's Adjusted EBITDA for the fiscal years of 2002 and 2003 is greater than R$290,000,000.00, then all of the BSSF Stock shall be transferred to AUREA, and BSSF shall not be entitled to retain any of the BSSF Preferred A Stock and the BSSF Preferred B Stock;

       4.3.1. All determinations made under Sections 4.3(ii) or 4.3(iv) shall proportionately increase the number of shares transferred to AUREA based on the formula above to take into account EBITDA in amounts other than multiples of 1,000,000.00.

       4.3.2. The Parties agree that in the implementation of the Performance Adjustment, BSSF shall first transfer the BSSF Preferred B Stock and, only after its depletion, shall transfer the BSSF Preferred A Stock.


4.4. All of the foregoing determinations for the fiscal years of 2002 and 2003 shall be made immediately after the approval by the shareholders of GOL in GOL's Annual Shareholders Meeting of years 2003 and 2004, as the case may be, of the relevant annual financial statements audited by the outside independent auditor of GOL (the "First Auditor"). GOL shall also cause the First Auditor to calculate and report GOL's EBITDA and GOL's Adjusted EBITDA based on such audited annual financial statements.

4.5. BSSF may at its sole discretion and expense request, within 60 days from the date the relevant audited annual financial statements are delivered to BSSF, the validation of such audited annual financial statements and the corresponding calculation of GOL's EBITDA and GOL's Adjusted EBITDA by PriceWaterhouseCoopers or any other auditing firm appointed by BSSF (the "Second Auditor"). The date of delivery of the audited annual financial statements and the corresponding calculation of GOL's EBITDA and GOL's Adjusted EBITDA by GOL to BSSF shall never be later than April 30th, 2003 or April 30th, 2004, as the case may be. The date of delivery of the opinion of the Second Auditor cannot be later than 60 days from the date of its appointment by BSSF.

       4.5.1. In case of disagreement by the Second Auditor on any one or more aspects of the relevant audited annual financial statements and/or the corresponding calculation of GOL's EBITDA and GOL's Adjusted EBITDA, the Parties shall jointly appoint a third independent auditor (the "Third Auditor") chosen among firms of international standing, which shall review GOL's relevant audited annual financial statements and the corresponding EBITDA calculation, only with the purpose of opining on the issue(s) in disagreement and making a final determination of GOL's EBITDA and GOL's Adjusted EBITDA which shall be binding on the Parties. Such final determination shall be made and presented to the Parties no later than 60 days from the date of appointment of the Third Auditor. The expense and costs incurred by the Third Auditor shall be borne by BSSF and AUREA in proportion to the amount that the determination of the Second Auditor and the determination of the First Auditor, respectively, diverges from such final determination.

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     4.5.2. In the event the Parties cannot agree on a Third Auditor to appoint within 15 days from the date the Second Auditor has presented its opinion, the relevant partners of both the First Auditor and the Second Auditor shall jointly and independently appoint the Third Auditor within 10 days therefrom.

4.6. The calculation of GOL's EBITDA and GOL's Adjusted EBITDA for the purposes of this Agreement shall be made in accordance with the criteria defined in Attachment 4.6.

4.7. The price and the percentages of the BSSF II Preferred A Stock, the BSSF Preferred A Stock and the BSSF Preferred B Stock purchased were based on the results of due diligence conducted by BSSF and on the unaudited financial statements of GOL dated September 30, 2002, and will be adjusted (the "Net Debt Adjustment") in accordance with the variation of the net debt (as determined in accordance with Attachment 4.7, the "Net Debt") based on the audited financial statements of December 31, 2002, which Net Debt shall be validated by PriceWaterhouseCoopers in accordance with the criteria defined in Attachment
4.7 within 45 days of presentation of such audited financial statements to PriceWaterhouseCoopers by GOL.

4.8. On the Closing Date, (i) BSSF II and BSSF shall grant to AUREA an irrevocable and irreversible option (hereinafter the "AUREA Option II") to purchase certain BSSF II Preferred A Stock and BSSF Stock at the aggregate price of R$1.00 free from any Liens or Restrictions and (ii) AUREA shall grant to BSSF and BSSF II an irrevocable and irreversible option (hereafter the "BSSF and BSSF II Option") to purchase certain shares of GOL at the aggregate price of R$1.00, free from any Liens or Restrictions. The AUREA Option II and the BSSF and BSSF II Option shall be mutually exclusive, but neither shall exclude the exercise of the AUREA Option I.

     4.8.1. If the number of shares of BSSF II Preferred A Stock and BSSF Stock subscribed on the Closing Date is greater than the number of shares of GOL that BSSF and BSSF II should hold as determined pursuant to Notes I, II and III of the Net Debt Adjustment then AUREA may exercise the AUREA Option II in each case over the number of GOL shares necessary to match such number of shares. If, conversely, the number of shares of BSSF II Preferred A Stock and BSSF Stock subscribed by BSSF and BSSF II is less than the number of shares of GOL that BSSF and BSSF II should hold as determined pursuant to Notes I, II, and III of the Net Debt Adjustment then BSSF and BSSF II may exercise the BSSF and BSSF II Option in each case over the GOL shares necessary to match such number of shares.

     4.8.2. In case of disagreement by PriceWaterhouseCoopers on any one or more aspects of the relevant audited financial statements and/or the calculation of GOL's Net Debt, the Parties shall jointly appoint a third independent auditor chosen among firms of international standing, which shall review GOL's relevant audited annual financial statements and/or the calculation of GOL's Net Debt, only with the purpose of opining on the issue(s) in disagreement and making a final determination which shall be binding on the Parties. Such final

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     determination shall be made and presented to the Parties no later than 60 days from the date of appointment of the third independent auditor. The costs incurred with the third independent auditor shall be borne on a pro rata basis by the Party(ies) against whom the claim was adjudicated.

     4.8.3. In the event the Parties cannot agree on a third independent auditor to appoint within 15 days from the date PriceWaterhouseCoopers has presented its opinion, the relevant partners of both GOL's outside independent auditor and PriceWaterhouseCoopers shall jointly and independently appoint the third independent auditor within 10 days therefrom.

4.9. The exercise of the options provided in this Clause 4 shall take place on May 15, 2003 (AUREA Option II and BSSF and BSSF II Option) and May 15, 2004 (AUREA Option I, AUREA Option II and BSSF and BSSF II Option) (or as promptly as possible thereafter in case a dispute arises), and may be subject to further adjustment in April 15, 2005 (AUREA Option I), pursuant to Attachment 4.6. For the avoidance of any doubt, the calculation of the Net Debt shall include all the adjustments contained in the attachment 4.7 and shall be completed on May 15, 2003, except for the labor adjustment which shall be completed on May 15, 2004. The Performance Adjustment shall be completed on May 15, 2004, except for the ICMS Credit and the Maintenance Difference, which adjustment shall be completed on April 15, 2005.

4.10. On each date the options provided in this Claus 4 are exercised the following shall occur:

     (i) in the event AUREA, as a result of the exercise of the AUREA Option I or the AUREA Option II, receives preferred shares of GOL from BSSF and/or BSSF II, the Parties shall take all necessary actions to restructure GOL's capital in a way that the shares received by AUREA shall be common shares;

     (ii) in the event BSSF and/or BSSF II, as a result of the exercise of the BSSF and BSSF II Option, receive common shares of GOL from AUREA, the Parties shall take all necessary actions to convert the shares received by BSSF and/or BSSF II into preferred A shares up to the point where BSSF and BSSF II hold together 20% of the voting stock of GOL and, in case there are still additional shares to be issued and delivered to BSSF and/or BSSF II, preferred B shares; and

     (iii) AUREA, BSSF and BSSF II undertake to cause to be called the shareholders' meetings necessary to implement the actions provided under Sections 4.10(i) and (ii) above and to cause such actions to be approved.

4.11. Cash dividends paid on or with respect to the shares subject to AUREA Option I and AUREA Option II shall be kept in an escrow account to be finally delivered to AUREA, plus any interest added thereto, in case it exercises such options, or otherwise delivered to BSSF and BSSF II; cash dividends paid to the shares subject to BSSF and BSSF II Option shall be paid by AUREA to BSSF and BSSF II, as the case may be, duly adjusted in accordance with the IGP-M variation, in case such option is exercised.

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4.12 Any transfer of Control, as defined in the Shareholders' Agreement, of GOL before the exercise or expiration of AUREA Option I and AUREA Option II shall be subject to mutual agreement by the Parties or an irrevocable waiver by AUREA of any rights therein provided not yet exercised.

4.13 Any transfer of Control, as defined in the Shareholders' Agreement, of GOL before the exercise or expiration of BSSF and BSSF II Option shall be subject to mutual agreement by the Parties or an irrevocable waiver by BSSF and BSSF II of any rights therein provided not yet exercised.

4.14 For the sake of clarity, the Parties confirm that the portion of BSSF II shares which currently is and/or which shall become not subject to any option hereunder shall not be subject to restrictions on transfer as a result of the foregoing Sections 4.9, 4.11 and 4.12.


Clause 5 - Representations and Warranties of AUREA

5.1. AUREA represents and warrants as of the date hereof and as of the Closing Date, as follows:

5.1.1. AUREA owns, except for five common shares that Messrs. Constantino de Oliveira, Constantino de Oliveira Jr., Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino hold, beneficially and of record, 41,499,995 shares, which together the above-mentioned 5 shares, represent 100% of the capital stock of GOL, free and clear of any Liens, option, right of first refusal and any other claim of any kind (hereinafter "Restriction"), and have and shall have full rights and power required by law to cause GOL to issue the BSSF II Preferred A Stock, the BSSF Preferred A Stock and the BSSF Preferred B Stock. Upon payment of the subscription price, BSSF and BSSF II will acquire good and valid title to all of the BSSF II Preferred A Stock, the BSSF Preferred A Stock and the BSSF Preferred B Stock, free and clear of any Lien or Restriction. For the purposes of this Agreement, "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

5.1.2. The capital stock of GOL is in the amount of R$41,500,000.00, fully paid-in and divided into 41,500,000 common shares.

5.1.3. GOL (i) has not had and until the Closing Date shall have no business activities or operations, except as otherwise contemplated herein; (ii) has not assumed and until the Closing Date shall not assume the liability for any debt or obligation or has disposed or until the Closing Date shall dispose of any asset, other than in the ordinary course of business; (iv) except as provided in the Exhibits, has paid or reserved and until the Closing Date shall pay or reserve any and all Taxes that are allocable to the period ending on or before the Closing Date; (v) except as provided in the Exhibits, has not had and until the Closing Date shall have no liabilities, including as to any Taxes, other than as incurred in the ordinary course of business or other than those expressly indicated in this Agreement, Exhibits and balance sheets.

5.1.4. Exhibit 5.1.4. accurately lists the names and extensions of all powers of attorney granted by GOL.

5.1.5. GOL is a sociedade anonima duly organized and validly existing under the laws of Brazil.

5.1.6. AUREA has full power and authority to enter into, deliver and perform this Agreement, to perform all of their obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by AUREA of this Agreement, the performance by AUREA of its obligations hereunder and the consummation by AUREA of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of AUREA and shall therefore constitute a valid and binding agreement enforceable against AUREA in accordance with its terms. No other action is necessary to authorize the execution, delivery and performance by AUREA of this Agreement.

5.1.7. GOL does not own any equity securities or other ownership interest in any legal entity, or any other investments in any legal entity whether by means of share purchase, capital contribution, loan or otherwise.

5.1.8. Neither the execution and delivery by AUREA of this Agreement nor the performance by AUREA of all of their obligations hereunder or thereunder will:

          (a) violate or conflict with any provision of the By-laws or any other organizational document of AUREA or GOL;

          (b) violate, breach, conflict with or otherwise constitute or give rise to a default under, or result in the termination, cancellation or acceleration of any right (or right of a party to cancel or accelerate any right) or obligation or the loss of benefit, or result in the creation of a Restriction on the BSSF II Preferred A Stock and the BSSF Stock pursuant to any contract, except as could not, individually or in the aggregate, reasonably be expected to be materially adverse to GOL or to adversely affect the ability of AUREA to consummate the transactions contemplated hereby to which they may be a party or to perform their obligations hereunder or thereunder;

          (c) violate or conflict with any law to which AUREA or GOL are subject to; and

          (d) require any consent, approval or authorization of, notice to, or filing or registration with any person, entity, or any court, tribunal or Governmental Authority, regulatory or administrative arbitrator, agency, commission, official or other instrumentality of any relevant country, state, province, county, city, or other political subdivision ("Governmental or Regulatory Authority"), except for the approval of DAC, the Brazilian Anti-Trust authorities and the filing with the Sao Paulo Board of Trade.

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5.1.9.   GOL owns, or otherwise has full, exclusive, sufficient and legally enforceable rights to use, all of the properties and assets, (real, personal or mixed, tangible or intangible), used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business (hereinafter the "Assets"). GOL has good, valid and marketable title to, or in the case of leased property has good and valid leasehold interests in, all of the Assets that are material to the Business, including but not limited to all such Assets reflected in the balance sheet or acquired since the date thereof (except as may be disposed of in the ordinary course of Business after the date hereof and in accordance with this Agreement), in each case free and clear of any Lien. GOL has maintained all tangible Assets in good repair, working order and operating condition subject only to ordinary wear and tear, and all such tangible Assets are fully adequate and suitable for the purposes for which they are presently being used.

5.1.10. GOL is the owner of or has rights over, the Intellectual Property listed in Exhibit 5.1.10 (the "Intellectual Property") as Registered Intellectual Property and Exhibit 5.1.10 (i) contains a true and complete list of each of the registrations, applications and other Intellectual Property with respect to such listed Intellectual Property, specifying as to each such Intellectual Property right, as applicable, (ii) the nature of such Intellectual Property right, (iii) the owner of such Intellectual Property right and nature of ownership of such rights by GOL, (iv) restrictions and encumbrances in benefit of third parties related to such rights; (v) the jurisdictions by or in which such Intellectual Property right (a) is recognized (without regard to registration) or (b) has been issued or registered or in which an application for such issuance or registration has been filed, (vi) the registration or application numbers thereof, (vii) the termination or expiration dates thereof and (viii) all agreements related to such Intellectual Property right, including (a) the date of any license or agreement, (b) the identity of all parties thereto, (c) a description of the nature and subject matter thereof, (d) any applicable royalty and (e) the term thereof. The Intellectual Property listed in Exhibit 5.1.10. constitutes all of the intellectual property rights necessary to, or used or held for use in, the conduct of the Business as currently conducted. There exist no restrictions on the disclosure, use or transfer of such Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any such Intellectual Property rights.

   (a) None of the Intellectual Property used by GOL in connection with the Business that are material to the operation of the Business have been adjudged invalid or unenforceable in whole or part;

   (b) GOL is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property listed in Exhibit 5.1.10 and identified as Registered Intellectual Property, free and clear of any encumbrances or rights of other persons, except with reference to restrictions as included in Exhibit 5.1.10;

   (c) GOL has in relation to the collection of data and the creation of any database used in its Business, materially complied with the provisions of any applicable data protection Laws.

5.1.11. Except as would not otherwise have a material adverse effect on GOL, all written and oral contracts, agreements, leases, guarantees or commitments that are material to the Business (the "Contracts") and to which GOL is a party or by which GOL may be bound, according to their terms and conditions, are valid, binding and are in full force and effect and are enforceable by GOL in accordance with their terms, and shall continue in full force and effect upon consummation of the transactions contemplated herein. GOL, if applicable, has performed all material obligations required to be performed by each of them to date under the Contracts, and they are not in breach or default in any material respect thereof and no other party to the Contracts is in breach or default in any material respect thereof.

     As of the Closing Date, GOL shall not be in default or breach in any material respect under the terms of any such Contracts, and no condition, event or circumstance exists or has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

5.1.12. In each case, to the knowledge of AUREA: (a) Except for the claims, actions, suits, investigations or proceeding (or any basis therefor) described in Exhibit 5.1.12, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against, threatened against or affecting GOL in any court or arbitrator or any governmental body, agency or official. Except for the judgments, injunctions, order, decrees or arbitration awards duly described in Exhibit 5.1.12. GOL is not subject to any judgment, injunction, order, decree or arbitration award; (b) Except for the claims, actions, suits, investigations or proceeding (or any basis therefor) described in Exhibit 5.1.12., there is no claim, action, suit, investigation or proceeding (or basis therefore) pending against or threatened against any present or former officer, director, employee or agent of GOL, acting on behalf of GOL, involving allegations of any violation of any applicable law, rule, regulation, judgment, injunction, order or decree;
(c) there are not any facts existing which could give rise to any litigation, action, suit, arbitration, claim, hearing, investigation or other legal or administrative proceeding or governmental investigation against AUREA or GOL or against any management employee of AUREA or GOL in their capacity as employees of AUREA or GOL which may result in any liability to BSSF, GOL or any such management employee, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or which otherwise may result in a material adverse effect on the Assets, the Business, or AUREA's ability to perform its obligations under this Agreement or consummate the transactions contemplated herein.

5.1.13. GOL holds all or has applied for, and, under this condition, awaits Governmental or Regulatory Authorities decision, regarding all material permits, licenses, approvals and authorizations from all Governmental or Regulatory Authorities which are necessary to conduct the Business ("Permits"). All such material permits, licenses, approvals and authorizations are in full force and effect. Except for the approval of DAC described in Section 2.2., none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The Permits constitute all of the material licenses, franchises, permits, certificates, approvals or other similar authorization necessary to conduct the Business as currently conducted. All of and such material Permits are owned or validly held by GOL.

5.1.14.(i) All Tax Returns that are required to be filed by or with respect to GOL covering any taxable period on or before the Closing Date have been duly and timely filed, and are accurate and complete in all material respects; (ii) all such Tax Returns have been prepared correctly and in accordance with applicable tax legislation rules and regulations; and (iii) all Taxes shown or claimed to be due thereon have been paid on the due dates. GOL has paid all Taxes due in accordance with applicable legislation for all periods ending before or on the Closing Date. GOL has properly collected and paid over to the appropriate Tax authority all Taxes required to be withheld by GOL. GOL is not a party to any agreement for the extension of time for the assessment or payment of Taxes. Except as set forth on Exhibit 5.1.14 hereto, GOL is not a party to any action or proceeding by any Governmental Authority for assessment or collection of Taxes, nor has it received notice of any claim of such assessment and collection of Taxes. GOL has complied with all applicable legislation regarding the withholding of Taxes.

     References to "Tax" or "Taxes" means all federal, state, local or municipal taxes, domestic or international, including, without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, use, transfer, license, franchise, employment, social security, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, including estimated taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions. References to "Tax Returns" means and return, amended return, disclosures, schedules, estimates and information returns required to be filed with respect to any Tax.

5.1.15.(a) Each person employed by GOL is regularly registered as such in the proper registry books, together with his or her corresponding salary, all in compliance with applicable Brazilian Laws, except as provided for in Exhibit 5.1.15(a). GOL has obtained all registrations and filings and has taken all necessary actions required under all applicable social security and labor Laws with respect to such employees, except as provided for in Exhibit 5.1.15(a).

       (b) Except for the labor disputes described in Exhibit 5.1.15(b), (i) neither AUREA nor GOL is party to any labor or social security dispute which may create a material liability to BSSF or GOL; and (ii) there are no illegal labor practice complaints or other material labor controversies pending against AUREA nor any circumstances that could be the legitimate basis of such a complaint or controversy.

       (c) GOL is not in default of any material obligations to be performed under any employment, severance, bonus, incentive, deferred compensation, pension, profit sharing, stock option, stock, stock based, death benefit, health, disability, fringe benefit and other employee benefit plan or agreement maintained or contributed to by GOL for its employees ("Employee Benefit Plans"). Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. All of the Employee Benefit Plans are in compliance in all material respects with the provisions of applicable law. All payments, deductions from wages, reports, returns and similar documents with respect to each Employee Benefit Plan required to be filed with or paid to any Governmental Entity or Employee Benefit Plan or distributed to any Employee Benefit Plan participant have been duly and timely filed, distributed or paid. There is no pending or threatened litigation relating to any Employee Benefit Plan.

5.1.16. GOL is in compliance with all applicable Laws, rules and regulations relating to the Fundo de Garantia por Tempo de Servico ("FGTS") and has adequately funded the FGTS of all its present and former administrators and employees, and there are no liabilities with respect to FGTS or any other tax, labor or social security laws and regulations regarding administrators, employees or outsourced personnel, if any, except as provided for in Exhibit
5.1.16 or the situation described in Attachment 4.7.

5.1.17.(a) AUREA has delivered to BSSF complete and correct copies of the audited Financial Statements of GOL for fiscal years 2000 and 2001 and shall deliver, as soon as available but no later than March 30, 2003, audited Financial Statements of GOL for fiscal year 2002, together with a letter from GOL's accountants, except with respect to the Financial Statements for fiscal year 2002, acknowledging and consenting to reliance by BSSF on such firm's reports accompanying the Financial Statements;

      (b) The Financial Statements are complete and correct in all respects, have been derived from the accounting books and records of GOL, and have been prepared in accordance with Brazilian generally accepted accounting principles ("Brazilian GAAP") and with all specific accounting entries in conformity with the uniform charter of accounts ("plano uniforme de contas") applicable to GOL pursuant to the Brazilian Aeronautic regulation applied on a consistent basis throughout the periods presented in the Financial Statements subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments (the "Financial Statements");

      (c) The balance sheets included in the Financial Statements present fairly the financial position of GOL as of the respective dates thereof, and the statements of income and statements of cash flows included in such Financial Statements present fairly the results of operations and cash flows of GOL for the respective periods indicated.

5.1.18. Neither AUREA nor GOL: (a) is in violation of, or has violated, any applicable law, statute, ordinances, rule, regulation, judgment, injunction, order or decree (collectively "Laws") relating to the Business and that could cause a material adverse effect to it; (b) is in default under the terms of or is in violation of, or has violated, and no condition exists that with notice or lapse of time or both would constitute a default under any license, franchise, permit or similar authorization held by the Business and that could cause a material adverse effect to it; (c) has received any written or, to AUREA's knowledge, oral notice or communication alleging any noncompliance with any Laws that has not been cured; or (d) is subject to any unpaid fine or any continuing sanction for any such noncompliance.

5.1.19. GOL does not have any liabilities or obligations of any nature, whether known, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Exhibit 5.1.19, (b) as and to the extent disclosed or reserved against in the balance sheet or specifically disclosed in the notes thereto and
(c) for liabilities and obligations that (i) are incurred after the date of the balance sheet in the ordinary course of business and are not prohibited by this Agreement and (ii) individually and in the aggregate, could not be expected to be material to GOL or to have or result in a material adverse effect.

5.1.20. (a) Exhibit 5.1.20. (a) contains a complete and correct list of all real estate property owned by GOL (hereinafter the "Owned Real Property") setting forth the address and owner of each parcel of Owned Real Property and describing all improvements thereon. GOL has good, valid and marketable title to the Owned Real Property, free and clear of any Liens, except for the real property subject to encumbrance identified in Exhibit 5.1.20.

          (b) Exhibit 5.1.20. (b) contains a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease (the "Leases"). AUREA has delivered to BSSF correct and complete copies of the Leases. Each Lease is legal, valid, binding, in full force and effect and enforceable against each party thereto, except to the extent that any failure to be so enforceable, individually and in the aggregate, could not reasonably be expected to have or result in a material adverse effect, or to materially impair the ability of AUREA to perform its obligations hereunder. GOL is not in default, violation or breach in any respect under any Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Lease. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the premises and rights demised and intended to be demised thereunder. GOL has good and valid title to the leasehold estate under its respective Leases free and clear of any Liens. GOL enjoys peaceful and undisturbed possession under its respective Leases for the leased real property.

          (c) The Real Property constitutes all the owned and leasehold interests in real property held by GOL and constitutes all of the owned and leasehold interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to the Business (the "Real Property").

          (d) The Real Property is in full compliance with all applicable building, zoning, subdivision and other land use and similar Laws affecting the Real Property (collectively, the "Real Property Laws"), and neither AUREA nor GOL has received any notice of violation or claimed violation of any Real Property Law. There is no pending or to the knowledge of AUREA anticipated change in any Real Property Law that could reasonably be expected to have or result in a material adverse effect, or a material adverse effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof. No current use by GOL of the Real Property is dependent on a nonconforming use or other governmental approval, the absence of which would materially limit the use of any of the properties or assets in the Business.

5.1.21. Exhibit 5.1.21. contains a complete and correct list and summary description of all insurance policies maintained (at present) by or on behalf of GOL. Such policies are in full force and effect, and all premiums due thereon have been paid. GOL has complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the Business of GOL, and is on such terms (including without limitation as to deductibles and self-insured retention), covers such risks, contains such deductibles and retention, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business.

5.1.22. AUREA and GOL have complied and are in compliance in all respects with all applicable Environmental Laws pertaining to any of the properties and assets of GOL (including the Real Property) and the use and ownership thereof, and to the operation of the Business. To the knowledge of AUREA, no violation by GOL is being alleged of any applicable Environmental Law relating to any of the properties and assets of GOL including the Real Property or the use or ownership thereof, or to the operation of the Business.

5.1.23.(a) Exhibit 5.1.23. (a) contains a complete and correct list of all agreements, contracts, arrangements, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which GOL, on the one hand, and AUREA, on the other hand, are or have been a party or are otherwise bound or affected, and that (i) were entered into since GOL's incorporation, (ii) are currently pending or in effect or (iii) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to GOL. Except as disclosed in Exhibit 5.1.23.(a), each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction set forth or required to be set forth in Exhibit 5.1.23.(a) was on terms and conditions as favorable to GOL as would have been obtainable by it at the time in a comparable arm's-length transaction with a person other than AUREA.

(b) Except as set forth in Exhibit 5.1.23.(b), no shareholder, officer, director or employee or any member of GOL, or any family member, relative or affiliate of any such shareholder, officer, director or employee, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any interest in
(x) any property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business, or (y) any person, that is a supplier, relevant customer (for the purposes of this section, relevant customer shall be any customer whose ordinary purchases, if suspended or interrupted for any reason would cause a material decrease in the income of
GOL) or competitor of GOL, (ii) serves as an officer, director or employee of any person that is a supplier, customer or competitor of GOL or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, GOL.

5.1.24. AUREA has delivered or caused to be delivered to BSSF a complete and accurate listing of all accounts receivable of GOL as of the end of each monthly period since 2000 until the date of execution of this Agreement. All accounts receivable reflected on the balance sheet or on such books have been generated in the ordinary course of business and reflect a bona fide obligation for the payment of goods or services provided by GOL.

5.1.25. Neither AUREA nor any of its Affiliates, nor any shareholder, officer, representative, employee or agent thereof, has made or will make, or cause to be made, in connection with this Agreement and the course of action contemplated by it, including without limitation the obtaining of approvals, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly (i) to or for the use or benefit of any officer or employee of any government, (ii) to any political party or official candidate thereof, (iii) to any other person, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof (hereinafter a "Person") either for an advance or reimbursement if it knows that any part of such payment, loan or gift was or will be directly or indirectly given or paid by such other Person, was or will reimburse such other Person for payments, gift or loans previously made to any governmental official or political party, or official candidate thereof, or (iv) to any other Person, the payment of which would violate the laws or regulations having the force of law, of Brazil or the United States of America, including but not limited to the legislation commonly known in the United States of America as the Foreign Corrupt Practices Act.


Clause 6 - Representations and Warranties of BSSF and BSSF II

6.1. BSSF and BSSF II hereby represent and warrant as of the date hereof, as follows:

6.1.1. BSSF is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands, and BSSF II is a company duly organized and validly existing under the laws of Brazil.

6.1.2. BSSF and BSSF II have full corporate power and authority to enter into this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by BSSF and BSSF II, BSSF's and BSSF II's performance of their obligations hereunder and the consummation by BSSF and BSSF II of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of BSSF and BSSF II. No other action is necessary to authorize the execution, delivery and performance of this Agreement by BSSF and BSSF II.

6.1.3. This Agreement has been duly and validly executed and delivered by BSSF and BSSF II and constitutes legal, valid and binding obligations of BSSF and BSSF II, enforceable in accordance with its terms, assuming due authorization, execution and delivery by AUREA and GOL, in accordance with its terms, and subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights from time to time in effect.

6.1.4. Neither the execution and delivery of this Agreement nor the performance by BSSF and BSSF II of their obligations hereunder, will:

          (a) violate or conflict with any provision of the By-laws, Certificate of Incorporation or other organizational document of BSSF or BSSF II;

       (b) violate, breach, conflict with or otherwise constitute or give rise to a default under or result in the termination, cancellation or acceleration of any right (or right of any party to cancel or accelerate any right) or obligation or loss of benefit pursuant to any material contract, commitment or other obligation to or by which BSSF or BSSF II is a party or is bound;

       (c) violate or conflict with any Law to which BSSF or BSSF II is subject; or

       (d) require any consent, approval or authorization of, notice to, or filing or registration with any person, entity, court or Governmental or Regulatory Authority in any country, except for the approval of DAC and the Brazilian Anti-Trust authorities.

6.1.5. There is no litigation, action, suit, arbitration, claim, hearing, investigation or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of BSSF and BSSF II, threatened by or against BSSF or BSSF II which in any manner challenges or seeks to prevent, enjoin, alter or may materially delay the transactions contemplated by this Agreement or which may have a material adverse effect on BSSF's and BSSF II's or BSSF's and BSSF II's ability to perform its obligations under this Agreement or consummate the transactions contemplated herein.

6.1.6. BSSF and BSSF II shall have, at the Closing Date, full financial capacity to honor the payments described in Clause 3 and the obligations assumed by BSSF and BSSF II, under the terms of the present Agreement.

Clause 7 - Termination.

7.1. This Agreement may be terminated at any time (the effective date of such termination, the "Termination Date") prior to the Closing Date only as follows:

       (i) by written agreement of AUREA and BSSF;

       (ii) by any of the parties if DAC has not approved the transactions contemplated in this Agreement, as provided for in Section 2.2, until April 30, 2003, provided that in case the approval by DAC is conditioned upon any material modification of the terms and conditions of this Agreement and of any of its Schedules, the Parties, by mutual agreement, may, in lieu of terminating this Agreement pursuant to this section, cooperate with each other to make such changes as may be necessary to obtain such approval from DAC;

       (iii) by the non-defaulting party, in the event the conditions precedent to Closing are not implemented until April 30, 2003, as provided for in Sections 2.2 and 3.2 above, in which case the defaulting party shall be liable for damages and losses; provided that the non-defaulting party may, at its sole discretion, elect to extend the period for the implementation of the missing conditions precedent;

7.2. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1 (i) or (ii), this Agreement shall become void and have no effect, without any liability to any of the Parties.

Clause 8 -- Indemnification; Survival

8.1. Subject to the limitations set forth below, AUREA covenants and agrees to defend, indemnify and hold harmless each of BSSF, its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "BSSF Indemnitees") from and against, and pay or reimburse BSSF Indemnitees for, any and all claims, demands' liabilities, obligations, losses, Taxes, fines, costs, expenses, royalties, litigation, loss of Tax benefits, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder or under any of the agreements attached hereto (collectively, "Losses"), resulting from or arising out of:

     (a) any inaccuracy of any representation or warranty when made by AUREA herein or under any of the agreements attached hereto or in connection herewith or therewith;

     (b) any failure of any member of the AUREA group to perform any covenant or agreement hereunder or under any of the Schedules to this Agreement or fulfill any other obligation in respect hereof or thereof.

     8.1.1. Subject to the limitations set forth below, AUREA covenants and agrees to defend, indemnify and hold harmless GOL for any Losses, except as expressly included on and properly provisioned (both technically and in terms of the amount provisioned) in the audited balance sheet of GOL as of December 31, 2002, which shall be validated by PriceWaterhouseCoopers, obligations or liabilities of any nature (whether accrued, absolute, contingent, known or unknown, disclosed or undisclosed, or otherwise, or arising out of transactions entered into, or any state of facts), or events that occurred or conditions that existed, or from the operation of the Business, in each case, on or prior to the Closing Date.

     8.1.2. In case AUREA fails to comply with the obligation set forth in
     Section 8.1.1, the credit shall be deemed to be assigned by GOL to BSSF, and BSSF shall be vested with the right to judicially collect the amount from AUREA and BSSF shall reimburse GOL for the proceedings of such collection law suit.

     8.1.3. The following definitions shall apply for purposes of this section:

     "Claim" means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against an indemnitee by a third party unaffiliated with such indemnitee which arises out of, is based upon, or otherwise relates to any breach of any representation, warranty, covenant, agreement or other obligation of an indemnitor contained in this Agreement or in any other agreement, instrument or document executed and delivered pursuant hereto or in connection herewith, or as to AUREA indemnification obligations, irrespective of any representation or warranties, arising out of any transactions entered into or any state of facts existing on or prior to the date hereof by or with respect to GOL.

     "Costs" means any damages, settlements, judgements, losses, expenses interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonably withheld.

8.2. BSSF covenants and agrees to defend, indemnify and hold harmless each of AUREA, its Affiliates and their respective officers, directors, employees, agents, advisors and representatives (collectively, the "AUREA Indemnitees") from and against, and pay or reimburse the AUREA Indemnitees for, any and all Losses resulting from or arising out of:

     (a) any inaccuracy of any representation or warranty when made or deemed made by BSSF herein or under any of the agreements attached hereto or in connection herewith or therewith; or

     (b) any failure of BSSF to perform any covenant or agreement hereunder or under any of the Schedules to this Agreement or fulfill any other obligation in respect hereof or thereof.

8.3. The representations and warranties set forth herein shall survive for 3 years after the Closing Date, except that the representations and warranties in Sections 5.1.14. (Taxes) and 5.1.15. (Labor Related Matters) shall survive until thirty (30) days after the sixth anniversary of the Closing Date.

8.4. Indemnification Claim Notice and Case Management. In the event that any Claim is brought against any indemnitee that might require indemnification from AUREA or BSSF, as the case may be, the indemnitee shall promptly give notice thereof to the indemnitor. Failure to give notice shall not affect the indemnitor's obligations hereunder except to the extent it is prejudiced thereby. BSSF and/or BSSF II shall not be required to provide notice unless it/they has/have been alerted in adequate time by the management of GOL, with respect to any obligation giving rise to indemnity, for which notice has been served on GOL rather than on BSSF and/or BSSF II. At any time after such notice, any indemnitor shall thereafter be entitled to assume the defense of the Claim and shall bear all expenses associated therewith, including without limitation, payment on a current basis of all previous Costs incurred by the indemnitee in relation to the Claim from the date the Claim was brought. After notice from any indemnitor to the indemnitee of an election to assume the defense of any Claim, the indemnitee shall not be liable to the indemnitor for any Costs related to the Claim. Until such time an indemnitee receives notice of an indemnitor's election to assume the defense of any Claim, the indemnitee may defend itself against the Claim and may hire counsel and other experts of its choice.

8.5. Cooperation and Updates. To the extent that an indemnitee makes a claim for indemnification against an indemnitor, the indemnitee and the indemnitor shall both be given reasonable access during normal business hours to books, records and employees of GOL and its subsidiaries and provide to each other whatever documents and information in connection with the Claim for which indemnification is sought hereunder to the extent that such provision does not violate any confidentiality obligation and shall otherwise cooperate with one another in the defense of any such Claim. Regardless of which party defends a particular Claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, but in any event within 5 business days after such development.

8.6. Settlement. If an indemnitee is defending a Claim and: (1) a settlement proposal is made or (2) the indemnitee desires to present a settlement proposal, the indemnitee shall promptly notify the indemnitor of such settlement proposal together with its counsel's recommendation. If the indemnitee desires to enter into the settlement and the indemnitor does not consent within five 5 business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then indemnitor, from the time he fails to consent forward, shall defend the Claim and shall further indemnify the indemnitees for all Costs associated with the Claim (including those in excess of the proposed settlement amount even if the same were not originally covered under this Section 8).

8.7. Indemnification Disputes. In the event that there is a dispute between an indemnitee and an indemnitor over whether the indemnitor is liable for a Claim, then:

(a) indemnitee shall defend the Claim in accordance with the provisions of
Section 8.4 hereof in the same manner and under the same terms as though there were no dispute and indemnitor had failed to elect to defend the Claim itself and indemnitee shall have the right to settle such Claim pursuant to Section
8.4 hereof;

(b) In addition, indemnitor must advise indemnitee of such a dispute and the reasons therefor, in writing, within 30 days after the Claim is first tendered to indemnitor, unless the indemnitee and indemnitor mutually agree, in writing, to extend the time, and

(c) The indemnitee and the indemnitor shall use good faith efforts to resolve any dispute as to indemnitor's indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying Claim brought by a third party, before a court of competent jurisdiction or a panel of arbitration as provided in Section 11.8 hereof. No finding or judgment in any litigation or arbitration proceeding on the underlying Claim, except for Cost amounts, shall be given any weight in the court proceedings on the indemnification issue. Either party may initiate such proceedings with a court of competent jurisdiction or a panel of arbitration as provided in Section 11.8 hereof at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred 30 days from the commencement of the same unless such time period is extended by the written mutual agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses. From and after the date on which responsibility for a disputed indemnity Claim is resolved: (I) indemnitor shall pay all costs that are determined by the parties or the court, or the arbitration panel as the case may be, to be allocable to any such Claim which is determined to be a Claim subject to indemnity, and (II) indemnitee shall (i) pay all future costs that are determined by the parties or the court, or the arbitration panel as the case may be, to be allocable to any such Claim which is determined to be a Claim not subject to indemnity and (ii) reimburse indemnitor for all costs previously paid by indemnitor which are allocable to such Claim determined to be a claim not subject to indemnity.



Clause 9 - Restrictions Imposed on GOL

9.1. For the period from the date of the execution of this Agreement until the Closing Date, GOL shall:

     (i) carry on its business in, and only in, the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact its present business organization, keep available the services of its managers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and ongoing business shall be in all material respects unimpaired following the execution date of this Agreement;

     (ii) maintain all of the tangible assets of and all other tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

     (iii) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

     (iv) perform in all material respects all of its obligations under any material contracts, agreements or other instruments relating to or affecting any of its properties and assets;

     (v) not compromise, settle, grant any waiver or release relating to or otherwise adjust any litigation in excess of US$200,000.00 or its equivalent in Brazilian currency;

     (vi) not sell, transfer or otherwise dispose of, any assets that are material to GOL taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a net book value in excess of US$200,000.00 or its equivalent in Brazilian currency, except in the normal course of business;

          (vii) promptly advise BSSF in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to have or result in a material adverse effect or a breach of this Section 9.1.

9.1.1. Any of such restrictions imposed to GOL may be waived only by written approval of BSSF. Clause 10 - Other Agreements of the Parties.

10.1. Brokers, Expenses. Each party hereto hereby represents and warrants to the other party that it has not retained any brokers, finders, financial advisers or intermediaries in connection with the transactions contemplated by this Agreement. Each party hereto shall pay its own fees and expenses (including, without limitation, the fees and expenses of its attorneys, accountants, financial advisors and other professionals) incurred in connection with this Agreement, whether or not the Closing shall have occurred.

10.2. Best Efforts, Further Assurances. Subject to the terms and conditions contained in this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, or advisable under applicable Laws, to execute and deliver such documents as may be required to carry out the provisions of this Agreement, and to consummate and make effective the transactions contemplated by this Agreement.

10.3. Disclosure. From and after the date of this Agreement and until the Closing Date, each party hereto agrees to obtain the prior written approval of the other party prior to issuing any press release, written public statement or announcement with respect to the transactions contemplated by this Agreement and to cooperate as to the timing of such release; provided, however, that the provisions of this Section 10.3 shall not prohibit either party hereto from making any such release, statement and announcement if, upon advice of counsel, such party believes that it is required to do so under any applicable law, including the rules and regulations of any stock exchange upon which the securities of one of the parties is listed, and such party shall use reasonable efforts to consult with and obtain consent of the other party with respect to the content, terms and conditions of such release, statement or announcement thereof prior to making such release, statement or announcement.

10.4. Confidentiality. On and after the Closing Date, each party hereto will hold and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (each, a "Representative") and its affiliates to hold, in strict confidence from any person (other than such Representative or affiliate), all documents and information concerning the other party or any of its affiliates, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential, unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law, rules or regulations or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder.

10.5. Assignment. The Agreement herein may be only assigned and transferred by one party to third parties upon written consent of the other party. In the event an assignment or transference of the present Agreement occurs, the assignor party shall remain fully and jointly responsible with the respective assignee for all obligations assumed herein.

10.6. Governmental Approvals. Except for the approval of Brazilian Anti-Trust Authorities (Conselho Administrativo de Defesa Economica - CADE) and DAC required for the full validity of this Agreement, and which request will be timely filed by AUREA, BSSF and GOL, AUREA, BSSF and GOL have received from any and all governmental or regulatory authority, bodies or agencies with jurisdiction over the transactions contemplated by this Agreement such consents, authorizations and approvals as are necessary for the consummation thereof.

10.7. GOL shall bear all costs and AUREA and BSSF shall cooperate in any proceedings required for obtaining the approval of this transaction before CADE and DAC. AUREA and GOL shall fully cooperate with BSSF with respect to information and documents occasionally necessary for the purposes hereof.



Clause 11 - Miscellaneous

11.1. Notices.

      (a) All notices, consents, requests and other communications herein shall be in writing (and shall be deemed to have been duly given upon receipt) and shall be sent by facsimile, delivery in person, registered or certified mail, return receipt requested as set forth below:

If to AUREA:

Aurea Administracao e Participacoes S.A.
Attention of Messrs. Constantino de Oliveira and Henrique Constantino Rua Funchal, 551 - 10th Floor
Sao Paulo - SP
Facsimile no.: (11) 3841-4690

With a copy to:

Barbosa, Mussnich & Aragao
Attention of Paulo Cezar Aragao, Esq.

Av. Presidente Juseelino Kubitschek 50 - 4th Floor
04543-000 Sao Paulo - SP
Facsimile no.: (11)3044-3479

If to BSSF or BSSF II:

BSSF Air Holdings Ltd. and/or BSSF II Holdings Ltda.

Care of AIG Capital Partners, Inc.
Attention of Mr. Peter Yu
175 Water Street, 23rd Floor
New York, New York 10038
Facsimile no.: +1(212)458-2153

Care of AIG Capital Investments do Brasil S.A.

Attention of Mr. Marcelo Castro de Aguiar
Av. Eng. Luis Carlos Berrini 550 - 13th Floor
Sao Paulo - SP
Facsimile no.: (11)5505-0313

With a copy to:

Veirano & Advogados Associados
Attention of Ian de Porto Alegre Muniz, Esq.
Av. das Nacoes Unidas 12995 - 18th Floor
04578-000 Sao Paulo - SP
Facsimile no.: (11)5505-3990

If to the GOL:

Gol Transportes Aereos S.A.

Attention of Mr. Constantino de Oliveira Jr.
Rua Tamoios 246 - Jardim Aeroporto
04630-000 Sao Paulo - SP
Facsimile no.: (11)5033-4224

With a copy to:

Barbosa, Mussnich & Aragao
Attention of Paulo Cezar Aragao, Esq.
Av. Presidente Juseelino Kubitschek 50 - 4th Floor
04543-000 Sao Paulo - SP
Facsimile no.: (11)3044-3479

     (b) Any party hereto may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this Section 11.1.

11.2 Entire Agreement. This Agreement, including all Attachments and Schedules hereto (all of which are incorporated herein by reference), contains the entire agreement and understanding concerning the subject matter hereof among the parties hereto.

11.3. Waiver; Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless it is set forth in a written instrument executed by such party. No waiver by any party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except by written instrument executed by all parties hereto.

11.4. Severability. If any provision of this Agreement is held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein. If any provision of this Agreement, or the application thereof to any person or entity or circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

11.5. Headings. The headings included in this Agreement were added for mere expedience, and should not be taken into account when interpreting or applying this Agreement.

11.6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11.7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Federative Republic of Brazil.

11.8. Arbitration. (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this contract, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of the BOVESPA in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Sao Paulo, Brazil and it shall be conducted in the English language, provided that either party may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence.

(b) The arbitration shall be conducted by three arbitrators. The party initiating arbitration (hereinafter the "Claimant") shall appoint an arbitrator in its request for arbitration (hereinafter the "Request"). The other party (hereinafter the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by BOVESPA. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after BOVESPA has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then BOVESPA shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(C) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

11.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

          IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement.



                  AUREA ADMINISTRACAO E PARTICIPACOES S.A.





/s/ Joaquim Constantino Neto
Joaquim Constantino Neto

Officer



/s/ Ricardo Constantino
Ricardo Constantino

Officer


/s/ Henrique Constantino
Henrique Constantino

Officer

                             BSSF AIR HOLDINGS LTD.


                          /s/ Fernando C. D. P. Borges

                            Fernando C. D. P. Borges
                                Attorney-in-fact




                             BSSF II HOLDINGS LTDA.

                           /s/ Ana Cristina de Moraes

                             Ana Cristina de Moraes
                                    Manager



Acknowledged and Agreed:

                          GOL TRANSPORTES AEREOS S.A.

                        /s/ Constantino de Oliveira Jr.

                          Constantino de Oliveira Jr.
                                    Chairman



Witnesses:

1.      /s/ Marcia Ramos Soares
   --------------------------------
   Name:   Marcia Ramos Soares
   CPF/MF: 104.635.768-96

2.     /s/ Gustavo Moraes Stolagli
   --------------------------------
   Name:   Gustavo Moraes Stolagli
   CPF/MF: 222.564.558-52

               ADDENDUM TO THE SUBSCRIPTION AND OPTION AGREEMENT
                   ENTERED INTO ON JANUARY 20th JANUARY 2003

This Addendum to the Subscription and Option Agreement (hereinafter the "Addendum") is entered into in the City of Sao Paulo on this 20th of February, 2004, by and among the following parties (hereinafter the "Parties"):

(I) AUREA Administracao e Participacoes S.A., a Brazilian corporation with head offices at Avendia Dom Jaime de Barros Camara 300, room 08 - Bairro Planalto, in the City of Sao Bernardo do Campo, State of Sao Paulo, enrolled with the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under no. 00.362.938/0001-51, herein represented by its duly authorized representatives (hereinafter "AUREA");

(II) BSSF Air Holdings Ltd., a limited company organized in accordance with the laws of the Cayman Islands, with head offices at Ugland House, South Church Street, P.O. BOX 309 GT, George Town, Grand Cayman, herein represented by its duly authorized representatives (hereinafter "BSSF"); and

(III) BSSF II Holdings Ltda., a Brazilian limited liability company with head offices at Avenida Engenheiro Luis Carlos Berrini 550, suite 132 part, in the city of Sao Paulo and State of Sao Paulo, enrolled with the CNPJ/MF under no. 05.455.292/0001-70, herein represented by its duly authorized representatives (hereinafter "BSSF II"); and, in the condition of consenting party;

(IV) GOL Transportes Aereos S.A., a Brazilian corporation with head offices at Rua Tamoios, 246 - Jardim Aeroporto, in the City and State of Sao Paulo, enrolled with the CNPJ/MF under no. 04.020.028/0001-41, herein represented by its duly authorized representatives (hereinafter "GOL");

WHEREAS, on January 20th, 2003, the Parties executed the Subscription and Option Agreement (the "Agreement") by which, taking into account adjustments pursuant to Section 1.2 of the Agreement, (i) BSSF II paid in the amount of R$93,203,037.47 as consideration for 7,675,748 class A preferred shares of GOL, representing 12.73% of GOL's total capital stock (therein referred to as the "BSSF II Preferred A Stock"), subject to the adjustment provided for in Section
4.7 therein; (ii) BSSF paid in the amount of R$996,800.00 as consideration for 2,699,252 class A preferred shares of GOL, representing 4.48% of GOL's total capital stock (therein referred to as the "BSSF Preferred A Stock") and 8,408,209 class B preferred shares of GOL, representing 13.95% of GOL's total capital stock (therein referred to as the "BSSF Preferred B Stock" and, together with the BSSF Preferred A Stock, the "BSSF Stock"), subject to the adjustment provided for in Section 4.7 therein;

WHEREAS, on February 20th, 2003, BSSF transferred 3 class B preferred shares of GOL to AIG's Board Members and on July 15, 2002, AUREA transferred 5 common shares of GOL to AUREA's Board Members;

WHEREAS, the price and the percentages of the BSSF II Preferred A Stock, the BSSF Preferred A Stock and the BSSF Preferred B Stock purchased should be adjusted in accordance with the variation of the Net Debt and GOL's Adjusted EBITDA, as defined and as provided for in the Agreement;

WHEREAS, the Parties wish to cause GOL to undertake a public offering of its equity shares in Brasil and the United States in the near future;

WHEREAS, the Parties have been unable to agree on the application of Clause 4 of the Agreement on the ownership by BSSF and BSSF II of BSSF Stock and BSSF II Preferred A Stock; and

WHEREAS, the Parties wish to specify the ownership interest of BSSF and BSSF II to permit GOL to effect the public offering and make such filings as are necessary in connection with the public offering;

NOW THEREFORE, the Parties have agreed upon the following:

1.1. AUREA shall purchase 140,350 shares of BSSF II Preferred A Stock such that BSSF II shall hold 7,535,398 class A preferred shares of GOL, representing 12.499995% of GOL's total capital stock, and such 7,535,398 of shares shall be the "BSSF II Preferred A Stock."

1.2. AUREA shall purchase 2,699,252 shares of BSSF Preferred A Stock such that BSSF shall no longer hold any class A preferred shares of GOL.

1.3. AUREA shall purchase 8,408,206 shares of BSSF Preferred B Stock such that BSSF shall no longer hold any class B preferred shares of GOL.

1.4. AIG's Board Members shall continue to hold 3 class B preferred shares of GOL or 3 class A preferred shares of GOL, as determined by the Parties.

1.5.   AUREA's Board Members shall continue to hold 5 common shares of GOL.

1.6. In order to effect the purchases set forth above, AUREA shall pay to BSSF II the amount of R$1,00 and to BSSF the amount of R$1,00 and agrees that, except as agreed by BSSF and BSSF II, each of the AUREA Option I and AUREA Option II may not be exercised and are of no further effect.

1.7. In consideration of the foregoing, in the event GOL undertakes a public offering of shares, GOL agrees that it shall, and AUREA agrees that it shall use reasonable efforts to cause GOL to, comply with the following:

1.7.1. All BSSF II Preferred A Stock or applicable securities representing or derived from such stock shall be registered with all applicable governmental bodies or agencies (including, for the sake of clarity, the United States Securities and Exchange Commission);

1.7.2. GOL shall remain listed on those organized stock exchanges specified pursuant to its shareholders' resolution which are currently expected to be BOVESPA and either of the New York Stock Exchange or Nasdaq, as agreed by the Parties; provided however that GOL shall remain listed on those stock exchanges until the earlier of (i) January 1st, 2010, or (ii) the date on which BSSF II, or any other entity affiliate or controlled by AIG Capital Partners, is no longer a shareholder of GOL.

1.8. The ownership percentages specified in the first "Whereas" clause hereto are agreed to reflect the correct ownership of BSSF and BSSF II prior to the transactions described in clauses 1.1, 1.2, and 1.3 above.

1.9. The Parties agree that AUREA may transfer all or a portion of its stock at GOL to its shareholders Henrique Constantino CPF 443.609.911-34, Ricardo Constantino CPF 546.988.806-10, Constantino de Oliveira Junior CPF 417.942.901-25, Joaquim Constantino Neto CPF 084.864.028-40 or its Affiliate named AEROPAR PARTICIPACOES S.A., with head offices at Av. Dom Jaime de Barros Camara, 300 sala 5 - Sao Bernardo do Campo/SP, enrolled at the CNPJ under n. 06.076.478/0001-81, hereinafter designated AEROPAR, which shall adhere to the Shareholders' Agreement of GOL pursuant to Section 7 therein. The Parties further agree that the purchases agreed upon in Sections 1.1, 1.2 and 1.3 herein may be made either by AUREA or by AEROPAR at AUREA's sole discretion.

1.10. The Parties agree that any of BSSF and BSSF II may transfer all or a portion of its stock at GOL to BSSF or BSSF I Holdings Ltda., a Brazilian limited liability company with head offices at Avenida Engenheiro Luis Carlos Berrini 550, suite 132 part, in the city of Sao Paulo and State of Sao Paulo, enrolled with the CNPJ/MF under no. 05.451.373/0001-00, hereinafter designated "BSSF I", as the case may be. The Parties further agree that the sales agreed upon in Sections 1.1, 1.2 and 1.3 herein may be made either by BSSF, BSSF I and/or BSSF II, at AIG's sole discretion.

1.11. All provisions not expressly amended by this Addendum shall remain unchanged.


                                   * * * * *

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized representatives to execute this Agreement.

                              AUREA ADMINISTRACAO PARTICIPACOES S.A.

                                        BSSF AIR HOLDINGS LTD.

                                        BSSF II HOLDINGS LTDA.


Acknowledged and Agreed:

GOL TRANSPORTES AEREOS S.A. Witnesses: